EXHIBIT 99.1

INTL FCStone Inc. Reports Fiscal Fourth Quarter and 2016 Annual Financial Results
Record Annual EPS of $2.90
Annual Net Income of $54.7 million
Annual ROE of 13.2%
New York, NY – December 14, 2016 – INTL FCStone Inc. (the ‘Company’; NASDAQ: INTL), a diversified global financial services organization providing execution, risk management and advisory services, market intelligence, and clearing services across asset classes and markets around the world, today announced its financial results for the fiscal fourth quarter and full fiscal year ended September 30, 2016.
Sean M. O’Connor, CEO of INTL FCStone Inc., stated “We achieved continued good results in the fourth quarter, which was boosted by a bargain purchase gain on the Sterne Agee acquisition.  We sustained our strong momentum and financial performance achieved in 2015 and achieved a record EPS for 2016.  We recorded an ROE of over 13% for the year overall which we believe is a ‘best in class’ performance.  We expanded our footprint and capabilities during the year with the addition of the Sterne Agee securities clearing and independent wealth management businesses, rounding out our clearing and execution offering and adding 50 correspondent clearing clients with over 120,000 accounts and over 500 independent advisors and $12 billion of assets under management.  In addition, in October 2016 we acquired the ICAP oils voice brokerage business in the U.K. which is a well recognized franchise.”
“We believe that the market environment is now becoming more positive for our business with interest rates starting to increase, volatility increasing, prices of commodities generally increasing and the strong dollar reducing our effective cost base overseas, while revenues there are generally dollar-based. We now have the capability to provide execution, market intelligence and clearing services across all asset classes and in all major markets and believe we are ideally placed to take advantage of ongoing industry consolidation.”

INTL FCStone Inc. Summary Financials
Consolidated financial statements for the Company will be included in our Annual Report on Form 10-K to be filed with the SEC. The Annual Report on Form 10-K will also be made available on the Company’s website at www.intlfcstone.com.

	Three Months Ended September 30,			Fiscal Year Ended September 30,
(Unaudited) (in millions, except share and per share amounts)	2016	2015	% Change	2016	2015	% Change
Revenues:
Sales of physical commodities	$2,608.2	$2,456.6	6%	$14,112.0	$34,089.9	(59)%
Trading gains, net	77.4	93.8	(17)%	321.2	328.6	(2)%
Commission and clearing fees	64.9	49.8	30%	224.3	192.5	17%
Consulting and management fees	14.7	11.5	28%	42.0	42.5	(1)%
Interest income	12.4	16.7	(26)%	55.2	39.4	40%
Other income	—	—	—%	0.2	0.3	(33)%
Total revenues	2,777.6	2,628.4	6%	14,754.9	34,693.2	(57)%
Cost of sales of physical commodities	2,599.0	2,449.7	6%	14,083.9	34,068.9	(59)%
Operating revenues	178.6	178.7	—%	671.0	624.3	7%
Transaction-based clearing expenses	32.0	31.3	2%	129.9	122.7	6%
Introducing broker commissions	28.1	15.1	86%	68.9	52.7	31%
Interest expense	7.5	5.0	50%	28.3	17.1	65%
Net operating revenues	111.0	127.3	(13)%	443.9	431.8	3%
Compensation and other expenses:
Compensation and benefits	66.2	68.8	(4)%	263.9	251.1	5%
Communication and data services	9.6	6.9	39%	32.7	28.1	16%
Occupancy and equipment rental	3.6	3.3	9%	13.3	13.5	(1)%
Professional fees	5.1	3.6	42%	14.0	12.5	12%
Travel and business development	3.1	2.7	15%	11.5	10.5	10%
Depreciation and amortization	2.0	1.8	11%	8.2	7.2	14%
Bad debts and impairments	(0.2)	4.1	n/m	4.4	7.3	(40)%
Other	8.6	6.9	25%	29.4	23.5	25%
Total compensation and other expenses	98.0	98.1	—%	377.4	353.7	7%
Gain on acquisition	6.2	—	n/m	6.2	—	n/m
Income before tax	19.2	29.2	(34)%	72.7	78.1	(7)%
Income tax expense	2.4	8.1	(70)%	18.0	22.4	(20)%
Net income	$16.8	$21.1	(20)%	$54.7	$55.7	(2)%
Earnings per share:
Basic	$0.91	$1.12	(19)%	$2.94	$2.94	—%
Diluted	$0.90	$1.09	(17)%	$2.90	$2.87	1%
Weighted-average number of common shares outstanding:
Basic	18,063,665	18,577,386	(3)%	18,410,561	18,525,374	(1)%
Diluted	18,330,747	18,904,502	(3)%	18,625,372	18,932,235	(2)%

Gain on acquisition:
In our fiscal fourth quarter of 2016, we completed our acquisition of the correspondent securities clearing and independent wealth management businesses of Sterne Agee and recognized a $6.2 million bargain purchase gain on the transaction in net income.
Interest Income/Expense:
Overall interest income decreased $4.3 million to $12.4 million in the fourth quarter, primarily as a result of the unrealized fluctuations in the marked-to-market (“MTM”) valuations in U.S. Treasury notes discussed below. Partially offsetting these fluctuations, our domestic fixed income institutional business interest income increased $1.2 million over the prior year and the newly acquired Sterne Agee businesses added an incremental $1.1 million.
Historically, our interest income has primarily been driven by the average customer equity in our Commercial Hedging and CES segments, as well as short term interest rates. Interest income in our Commercial Hedging and CES (excluding the Sterne Agee businesses) segments increased $1.3 million, to $4.0 million in the fourth quarter, due to the interest income impact of average customer equity increasing 17% versus the prior year period.
Corporately in the fourth quarter, we recorded pre-tax unrealized losses of $2.1 million and $1.5 million on our U.S. Treasury notes and interest rate swaps, respectively, held as part of the continued implementation of our interest rate management strategy, which includes the purchase of medium term U.S. Treasury notes and the utilization of interest rate swaps. Under this strategy, we do not actively trade in such instruments and intend to hold these investments to their maturity date, however as a broker-dealer, unrealized fluctuations in the marked-to-market (“MTM”) valuations of these investments are included in operating revenues in the current period. The table below reflects the after-tax impact on net income of these MTM fluctuations for the last 5 fiscal quarters.

	Three Months Ended
(in millions)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
MTM (loss) gain on interest rate swaps	$(1.5)	$0.6	$2.3	$(2.7)	$2.1
U.S. Treasury notes:
Cumulative MTM gain - transfer out of AOCI (1)	—	—	—	—	3.5
MTM (loss) gain	(2.1)	2.1	4.6	(4.0)	1.3
Gross MTM (loss) gain	(3.6)	2.7	6.9	(6.7)	6.9
Tax effect (estimated at 39%)	1.4	(1.0)	(2.7)	2.6	(2.7)
After tax MTM (loss) gain on above	$(2.2)	$1.7	$4.2	$(4.1)	$4.2
(1) On July 1, 2015 as part of our previously disclosed merger of four of our wholly owned U.S. subsidiaries, we transferred our remaining available-for-sale investments in U.S. Treasury securities, at fair value, to the trading category in accordance with the accounting requirements for broker-dealers. This resulted in pre-tax unrealized gains not previously recognized in earnings being included in interest income in our Corporate unallocated segment during the fourth quarter of fiscal 2015.
Interest expense increased 50% to $7.5 million in the fourth quarter compared to $5.0 million in the prior year. The increase in interest expense is primarily related to $1.3 million of higher expense from the fixed income institutional business as well as $0.7 million of additional interest expense related to higher average borrowings on the parent level syndicated facility and a $0.7 million increase in interest paid to customers.

Non-interest Expenses and Key Operating Metrics:
The following table reflects a breakout of total non-interest expenses by variable and non-variable components, which is used by management in evaluating our non-interest expenses, for the periods indicated.

	Three Months Ended September 30,			Fiscal Year Ended September 30,
(in millions)	2016	2015	% Change	2016	2015	% Change
Variable compensation and benefits	$32.2	$40.4	(20)%	$137.4	$135.8	1%
Transaction-based clearing expenses	32.0	31.3	2%	129.9	122.7	6%
Introducing broker commissions	28.1	15.1	86%	68.9	52.7	31%
Total variable expenses	92.3	86.8	6%	336.2	311.2	8%
Fixed compensation and benefits	34.0	28.4	20%	126.5	115.3	10%
Other fixed expenses	32.0	25.2	27%	109.1	95.3	14%
Bad debts and impairments	(0.2)	4.1	n/m	4.4	7.3	(40)%
Total non-variable expenses	65.8	57.7	14%	240.0	217.9	10%
Total non-interest expenses	$158.1	$144.5	9%	$576.2	$529.1	9%
The following table reflects key operating metrics used by management in evaluating our product lines, for the periods indicated.

	Three Months Ended September 30,			Fiscal Year Ended September 30,
	2016	2015	% Change	2016	2015	% Change
Volumes and Other Data:
Exchange-traded - futures and options (contracts, 000’s)	22,600.6	24,425.0	(7)%	99,667.4	99,879.2	—%
OTC (contracts, 000’s)	301.4	486.2	(38)%	1,380.8	1,670.0	(17)%
Global Payments (# of payments, 000’s)	134.3	88.2	52%	444.9	325.4	37%
Gold equivalent ounces traded (000’s)	22,275.7	26,954.8	(17)%	92,073.7	126,365.5	(27)%
Equity Market-Making (gross dollar volume, millions)	$21,241.3	$26,125.5	(19)%	$88,518.8	$98,604.3	(10)%
Debt Trading (gross dollar volume, millions)	$28,489.3	$20,589.2	38%	$107,747.4	$63,502.6	70%
FX Prime Brokerage volume (U.S. notional, millions)	$152,173.4	$119,683.3	27%	$580,426.9	$449,344.1	29%
Average assets under management in Argentina (U.S. dollar, millions)	$544.3	$593.0	(8)%	$562.4	$572.1	(2)%
Average customer equity - futures and options (millions)	$2,019.1	$1,724.7	17%	$1,878.7	$1,788.2	5%

Balance Sheet Summary:
The following table below provides a summary of asset, liability, and stockholders’ equity information for the periods indicated.

(in millions, except for per share amounts)	September 30, 2016	September 30, 2015
Summary asset information:
Cash and cash equivalents	$316.2	$268.1
Cash, securities and other assets segregated under federal and other regulations	$1,136.3	$756.9
Securities purchased under agreements to resell	$609.6	$325.3
Deposits and receivables from:
Exchange-clearing organizations	$1,524.4	$1,533.5
Broker-dealers, clearing organizations and counterparties	$237.0	$277.6
Receivables and notes receivable from customers, net	$213.4	$295.7
Financial instruments owned, at fair value	$1,606.1	$1,421.9
Physical commodities inventory	$123.8	$32.8
Goodwill and intangible assets, net	$56.6	$58.1
Other	$127.9	$100.1

Summary liability and stockholders’ equity information:
Payables to customers	$2,854.2	$2,593.5
Payables to broker-dealers, clearing organizations and counterparties	$260.1	$262.9
Payables to lenders under loans and senior unsecured notes	$228.3	$87.1
Accounts payable and other accrued liabilities	$161.3	$144.8
Payables under repurchase agreements	$1,167.1	$1,007.3
Financial instruments sold, not yet purchased, at fair value	$839.4	$568.3
Other	$7.1	$9.0
Stockholders’ equity	$433.8	$397.1

Net asset value per share	$23.53	$21.11
Segment Results
The following table reflects operating revenues by segment for the periods indicated.

	Three Months Ended September 30,			Fiscal Year Ended September 30,
(in millions)	2016	2015	% Change	2016	2015	% Change
Segment operating revenues represented by:
Commercial Hedging	$54.1	$67.1	(19)%	$236.1	$262.4	(10)%
Global Payments	19.1	25.3	(25)%	73.2	77.1	(5)%
Securities	39.2	40.0	(2)%	175.2	129.8	35%
Physical Commodities	15.1	6.1	148%	36.6	23.1	58%
Clearing and Execution Services	54.7	31.2	75%	151.1	123.4	22%
Corporate unallocated	(3.6)	9.0	n/m	(1.2)	8.5	n/m
Operating revenues	$178.6	$178.7	—%	$671.0	$624.3	7%

The following table reflects segment income by segment for the periods indicated.

	Three Months Ended September 30,			Fiscal Year Ended September 30,
(in millions)	2016	2015	% Change	2016	2015	% Change
Segment income represented by:
Commercial Hedging	$14.5	$20.3	(29)%	$68.7	$85.6	(20)%
Global Payments	10.6	15.0	(29)%	39.8	43.3	(8)%
Securities	14.9	13.8	8%	69.4	40.5	71%
Physical Commodities	9.1	—	n/m	13.3	5.8	129%
Clearing and Execution Services	4.4	3.6	22%	14.8	12.9	15%
Total segment income	53.5	52.7	2%	206.0	188.1	10%
Reconciliation of segment income to income before tax:
Segment income	53.5	52.7	2%	206.0	188.1	10%
Costs, net not allocated to operating segments	34.3	23.5	46%	133.3	110.0	21%
Income before tax	$19.2	$29.2	(34)%	$72.7	$78.1	(7)%
Commercial Hedging
In our Commercial Hedging segment we provide risk management consulting services in which we assist our customers in the execution of their hedging strategies through a wide range of products from listed exchange-traded futures and options on futures contracts, to basic over-the-counter (“OTC”) instruments that offer greater flexibility and structured OTC products designed for customized solutions. These services span virtually all traded commodity markets, with the largest concentrations in agricultural and energy commodities (consisting primarily of grains, energy and renewable fuels, coffee, sugar, cotton, and food service) and base metals products listed on the LME.
Operating revenues decreased 19% to $54.1 million in the fourth quarter compared to $67.1 million in the prior year. Exchange-traded revenues decreased 6%, to $31.2 million in the fourth quarter, resulting primarily from a decline in energy & renewable fuels as well as LME revenues. Overall exchange-traded contract volume decreased 2% versus the prior year and the average rate per contract declined 5% to $5.51.
OTC revenues decreased 35%, to $17.5 million in the fourth quarter, primarily resulting from lower agricultural revenues as the Mexican government agency, which drove strong OTC revenues in the prior year period was not active in the fourth quarter of the current year. In addition, low energy prices and volatility led to a decline in energy & renewable fuels OTC revenues. Overall OTC volumes decreased 38%, particularly in agricultural commodities, while the average rate per contract increased 2% compared to the prior year.
Consulting and management fees declined $0.1 million versus the prior year, while interest income, which remains constrained by low short-term interest rates, increased 39%, to $2.5 million compared to the prior year. The increase in interest income is primarily driven by the continued implementation of our interest rate management strategy, an increase in short-term rates, as well as a 16% increase in average customer equity to $1.0 billion.
Segment income decreased to $14.5 million in the fourth quarter compared to $20.3 million in the prior year, primarily as a result of the decrease in operating revenues. Variable expenses, excluding interest, expressed as a percentage of operating revenues decreased to 43% compared to 44% in the prior year, primarily as the result of a decline in variable compensation due to product mix.
Global Payments
Our Global Payments segment provides global payment solutions to banks and commercial businesses as well as charities, non-governmental organizations (“NGOs”) and government organizations. We offer payments services in more than 175 countries and 140 currencies, which we believe is more than any other payments solution provider, and provide competitive and transparent pricing.
Operating revenues decreased 25% to $19.1 million in the fourth quarter compared to $25.3 million in the prior year. The volume of payments made increased 52% as we continued to benefit from an increase in financial institutions and other customers utilizing our electronic transaction order system, however this was more than offset by a 50% decrease in the average revenue per trade to $142.22 as a result of a continuing increase in lower dollar value per payment transaction volume from financial institutions as well as the prior year period benefiting from higher than average spreads.

Segment income decreased 29% to $10.6 million in the fourth quarter compared to $15.0 million in the prior year. This decrease primarily resulted from the decline in operating revenues. Variable expenses, excluding interest, expressed as a percentage of operating revenues were 29% in the fourth quarter and the prior year.
Securities
In our Securities segment we provide value-added solutions that facilitate cross border trading in the equity markets as well as act as an institutional dealer in fixed income securities, including U.S. Treasuries, Federal Agency, Mortgage-Backed and Asset-Backed Securities to a customer base including asset managers, commercial bank trust and investment departments, broker-dealers, and insurance companies. In addition, we also originate, structure and place debt instruments in the international and domestic capital markets as well as operate an asset management business in Argentina.
Operating revenues decreased 2% to $39.2 million in the fourth quarter compared to $40.0 million in the prior year.
Operating revenues in our Securities segment are comprised of activities in four product lines, Equity Market-Making, Debt Trading, Investment Banking and Asset Management. Operating revenues in Equity Market-Making decreased 6%, to $14.1 million in the fourth quarter compared to the prior year primarily as a result of a 19% decrease in the gross dollar volume traded, which was partially offset by 16% increase in the average revenue per $1,000 traded. Equity market-making operating revenues include the trading profits we earn before the related expense deduction for ADR conversion fees. These ADR fees are included in the consolidated income statements as ‘transaction-based clearing expenses’.
Operating revenues in Debt Trading increased 21%, to $21.6 million in the fourth quarter compared to the prior year, primarily as a result of strong growth in our domestic institutional fixed income business which was partially offset by lower revenues in our Miami operations which services the Brazil and Latin American markets. Operating revenues in Investment Banking decreased 85% compared to the prior year, primarily as a result of management’s decision to exit our domestic investment banking business. Asset Management operating revenues decreased 16% in the fourth quarter primarily related to an 8% decline in average assets under management to $544.3 million in the fourth quarter compared to $593.0 million in the prior year.
Segment income increased 8% to $14.9 million in the fourth quarter compared to $13.8 million in the prior year, primarily as a result of a $0.3 million decline in non-variable expenses and variable compensation as a percentage of operating revenues as a result of the mix of business. Variable expenses, excluding interest, expressed as a percentage of operating revenues decreased to 34% in the fourth quarter compared to 40% in the prior year.
Physical Commodities
In our Physical Commodities segment we provide a full range of trading and hedging capabilities, including OTC products, to select producers, consumers and investors in precious metals, provide financing to commercial commodity-related companies against physical inventories, including grain, lumber, meats, energy products and renewable fuels and act as a principal to facilitate inputs to the renewable fuels and feed ingredient industries.
Operating revenues for Physical Commodities increased 148% to $15.1 million in the fourth quarter compared to $6.1 million in the prior year.
Precious Metals operating revenues increased 171% to $10.3 million in the fourth quarter compared to $3.8 million in the prior year. Fourth quarter operating revenues included a $3.1 million reversal of a third quarter 2016 unrealized loss on derivatives positions held against precious metals inventory carried at the lower of cost or market value in our non broker-dealer subsidiaries. Operating revenues increased from the prior year period, despite an 17% decline in the number of ounces traded as spreads widened in this business driving a 229% increase in the average revenue per ounce traded driven by both the reversal of the third quarter unrealized loss and improved market conditions.
Operating revenues in Physical Ag & Energy increased 109% to $4.8 million in the fourth quarter compared to the prior year. The increase in operating revenues is primarily due to an increase in existing customer volumes as well as the addition of new customers.
Segment income was $9.1 million in the fourth quarter compared to a flat segment performance in the prior year, primarily as a result of the increase in operating revenues as well as $2.7 million bad debt recorded in the Physical Ag’s & Energy business in the prior year.
Clearing and Execution Services
Our Clearing and Execution Services (“CES”) segment provides competitive and efficient clearing and execution in all major futures and securities exchanges globally as well as prime brokerage in all major foreign currency pairs and swap transactions. Following our acquisition of the Sterne Agee’s correspondent securities clearing business, we are an independent full service provider to introducing broker-dealers (“IBD’s”) of clearing, custody, research, syndicated and security-based lending products and services, including a proprietary technology platform which offers seamless connectivity to ensure a positive customer experience through the clearing and settlement process. Also as part of this transaction, we acquired Sterne Agee’s independent wealth management business which offers a comprehensive product suite to retail customers nationwide.
Operating revenues increased 75% to $54.7 million in the fourth quarter compared to $31.2 million in the prior year. With the addition of the Sterne Agee businesses, this segment now is comprised of four product lines: exchange-traded futures and options clearing, foreign exchange prime brokerage, correspondent securities clearing and independent wealth management.
Exchange-traded Futures and Options operating revenues increased to $25.6 million in the fourth quarter compared to $24.8 million in the prior year as a result of 10% increase in average rate per contract compared to the prior year period, which was partially offset by a 9% decline in exchange-traded volumes. Interest income increased 78% to $1.6 million in the fourth quarter primarily as a result of the continued implementation of our interest rate management strategy, an increase in short-term rates and a 18% increase in average customer equity to $1.0 billion.
Operating revenues in our Foreign Exchange Prime Brokerage product line, declined 22% to $5.0 million in the fourth quarter compared to $6.4 million in the prior year despite a 27% increase in foreign exchange volumes driven by a narrowing of margins compared to the prior period.
Operating revenues in newly acquired correspondent securities clearing business were $5.6 million in the fourth quarter, while independent wealth management operating revenues were $18.5 million. In the independent wealth management business, a large percentage of the operating revenues is paid out to the independent advisors which introduce customers to Sterne Agee. For the fourth quarter, Sterne Agee paid out $14.7 million to independent advisors, this payment is recorded on the introducing broker commission expense line in the financial statements.
Segment income increased to $4.4 million in the fourth quarter compared to $3.6 million in the prior year, primarily as a result of the acquisition of the independent wealth management business which added an incremental $1.5 million in segment income. Overall, including central overhead which is not included in these segmental results, the acquired Sterne Agee businesses performed better than expected in the first quarter of the acquisition, recording a modest $0.2 million pre-tax loss for the quarter. Variable expenses, excluding interest, as a percentage of operating revenues were 71% in the fourth quarter compared to 74% in the prior year as the increase in introducing broker expenses from the acquired Sterne Agee businesses was more than offset as a percentage of operating revenues by the relatively low variable clearing fees in the acquired businesses.

Conference Call & Web Cast
A conference call will be held tomorrow, Thursday, December 15, 2016 at 9:00 a.m. ET. A live webcast of the conference call as well as additional information to review during the call will be made available in PDF form on-line on the Company’s corporate web site at http://www.intlfcstone.com. Participants can also access the call by dialing 1-844-466-4112 (within the United States and Canada), or 1-408-337-0136 (international callers) approximately ten minutes prior to the start time.
A replay of the call will be available at http://www.intlfcstone.com approximately two hours after the call has ended and will be available through December 22, 2016. To access the replay, dial 1-855-859-2056 (within the United States and Canada), or 1-404-537-3406 (international callers) and enter the replay passcode 3125 2512.
About INTL FCStone Inc.
INTL FCStone Inc., including its subsidiaries, is a leader in the development of specialized financial services in commodities, securities, global payments, foreign exchange and other markets. Our revenues are derived primarily from financial products and advisory services that fulfill our customers’ real needs and provide bottom-line benefits to their businesses. We create added value for our customers by providing access to global financial markets using our industry and financial expertise, deep partner and network relationships, insight and guidance, and integrity and transparency. Our customer-first approach engenders trust, and has enabled us to establish leadership positions in a number of complex fields in financial markets around the world.
Further information on INTL is available at www.intlfcstone.com.
Forward Looking Statements
This press release includes forward-looking statements including statements regarding the combined company. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to INTL FCStone Inc., are intended to identify forward-looking statements.
These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by

INTL FCStone Inc. with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.
These forward-looking statements speak only as of the date of this press release. INTL FCStone Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.
INTL FCStone Inc.
Investor inquiries:
Bruce Fields
1-866-522-7188
bruce.fields@intlfcstone.com